Exhibit 2.2

CERTIFICATE OF MERGER OF

MRI ACQUISITION CORP. II,

a Delaware corporation

WITH AND INTO

CRYSTAL HOSPITALITY HOLDINGS, INC.,

a Delaware corporation

                                Pursuant to the provisions Section 251 of the General Corporation Law of the State of Delaware (the "DGCL"), this Certificate of Merger is being executed and filed for the purpose of merging MRI Acquisition Corp. II, a Delaware corporation ("Merger Sub"), with and into Crystal Hospitality Holdings, Inc., a Delaware corporation ("Crystal").  The undersigned corporation does hereby certify:

                                First:  That the name and state of incorporation of each of the constituent corporations to the merger (the "Merger") are as follows:

                                Name                                                                     State of Incorporation

                                Crystal Hospitality Holdings, Inc.                                Delaware

                                MRI Acquisition Corp. II                                            Delaware

                                Second:  That an Agreement and Plan of Merger (the "Merger Agreement") among Mobile Reach International, Inc., Crystal, Merger Sub, and the shareholders of Crystal, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations to the Merger in accordance with Section 251 of the DGCL.

                                Third:  That the name of the surviving entity shall be Crystal Hospitality Holdings, Inc. (the "Surviving Entity").

                                Fourth:  That the Certificate of Incorporation of the Surviving Entity shall be amended and changed such that the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time (as defined below) shall be the Certificate of Incorporation of the Surviving Entity, until duly amended in accordance with applicable law.

                                Fifth:  That the executed Merger Agreement is on file at the principal offices of the Surviving Entity, and the address is as follows:

                                                           Crystal Hospitality Holdings, Inc.
                                                           641 Shunpike Road, Suite 333
                                                           Chatham, New Jersey 07928

                                Sixth:  That a copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any stockholder of any constituent corporation.

                                Seventh:  That this Certificate of Merger shall be effective upon its filing with the Secretary of State of the State of Delaware (the "Effective Time").

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                In Witness Whereof, this Certificate of Merger has been duly executed as of the 12th day of April, 2006, to be effective as of the Effective Time.

                                                                                                Crystal Hospitality Holdings, Inc.

                                                                                                                By:_________________________________
Peter Gallic
President